Exhibit 23.1

Consent of Independent Auditors
We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement (Form S-8 No. 333-160357) dated June 30, 2009 pertaining to the Aaron’s, Inc. Deferred Compensation Plan, and
(2) Registration Statement (Form S-8 No. 333-171113) dated December 10, 2010 pertaining to the 2001 Stock Option and Incentive Award Plan, as Amended and Restated, and Aaron’s, Inc. Employees Retirement Plan and Trust, as Amended and Restated;
of our report dated May 23, 2014, with respect to the consolidated financial statements of Progressive Finance Holdings, LLC as of December 31, 2013 and for the year then ended, included in this Current Report on Form 8-K/A of Aaron’s Inc.

/s/ Ernst & Young LLP
Salt Lake City, UT
June 27, 2014